                                                                    EXHIBIT 12.1

                         EL PASO ENERGY PARTNERS, L.P.
                  COMPUTATION OF EARNINGS TO FIXED CHARGES AND
                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN THOUSANDS)


                                   FOR THE NINE
                                   MONTHS ENDED           FOR THE YEAR ENDED DECEMBER 31,
                                   SEPTEMBER 30,  -------------------------------------------------
                                       2002        2001       2000      1999       1998       1997
                                   ---------      -------   --------   -------   --------   --------
Earnings
  Pre-tax income (loss) from
     continuing operations           $ 66,772    $ 54,052   $ 20,749   $18,382   $    275   $ (1,449)
  Minority interest in consolidated
     subsidiaries                          13          100         95       197         15         (7)
  Income from equity investees        (10,541)      (8,449)   (22,931)  (32,814)   (26,724)   (29,327)
                                     --------      -------   --------   -------   --------   --------
  Pre-tax income (loss) from
     continuing operations before
     minority interest in
     consolidated subsidiaries and
     income from equity investees      56,244       45,703     (2,087)  (14,235)   (26,434)   (30,783)
  Fixed charges                        61,051       54,924     51,077    37,336     21,330     15,883
  Distributed income of equity
     investees                         13,140       35,062     33,960    46,180     31,171     27,135
  Capitalized interest                 (4,309)     (11,755)    (4,005)   (1,799)    (1,066)    (1,721)
  Minority interest in consolidated
     subsidiaries                         (13)        (100)       (95)     (197)       (15)         7
                                     --------     --------   --------   -------   --------   --------
     Total earnings available for
       fixed charges                 $126,113     $123,834   $ 78,850   $67,285   $ 24,986   $ 10,521
                                     ========     ========   ========   =======   ========   ========
Fixed charges
  Interest and debt expense          $ 59,671     $ 54,885   $ 51,077   $37,122   $ 21,308   $ 15,890
  Interest component of rent            1,380           39          0        17          7         --
                                     --------     --------   --------   -------   --------   --------
     Total fixed charges             $ 61,051     $ 54,924   $ 51,077   $37,139   $ 21,315   $ 15,890
                                     ========     ========   ========   =======   ========   ========
Ratio of earnings to fixed
  charges(1)                             2.07         2.25       1.54      1.81       1.17         --(2)
                                     ========   ========   ========   =======   ========   ========

(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since El Paso has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

(2) Earnings were inadequate to cover fixed charges by $5,362 for 1997.

For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor and pretax preferred stock dividend requirements of consolidated subsidiaries; and (ii) "earnings" represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest, minority interest in consolidated subsidiaries, and preferred stock dividend requirement of consolidated subsidiaries.